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                                                          Contact: Manny Occiano
                                                                  (714) 243-3351
                                                        (800) 600-0868 Ext. 3351
                                                            mocciano@revcare.com



REVCARE, INC. COMPLETES ACQUISITION OF HEALTHCARE REVENUE MANAGEMENT COMPANIES; APPOINTS GARY BURDICK AS CHIEF OPERATING OFFICER


CYPRESS, CA - August 28, 2000 (OTC BB: CYFS) -- RevCare, Inc. (formerly Cypress Financial Services, Inc.) announced today the completion of the acquisition of four healthcare revenue cycle management companies. RevCare acquired 100% of the outstanding stock of Orange County Professional Services, Inc. (OCPS). Concurrently, OCPS which owns Impact Seminars & Consulting, Inc., acquired the net assets and assumed certain liabilities of Insource Medical Solutions, LLC, RBA Rem-Care, Inc. and Hospital Employees Labor Pool.

With the combination of the companies, RevCare may now offer a comprehensive suite of services to manage the revenue cycle of healthcare providers, which include, among other things, billing, collections, reimbursement maximization, and staffing/outsourcing. "We believe we now have the size and resources to ensure that our clients will receive optimum service in all aspects of receivable management and back office support" says Manny Occiano, RevCare's President and Chief Executive Officer. "The combination also puts us in a strong leadership position in the Southern California market. We are now positioned to pursue similar positions in key geographic areas in the western region of the U.S."

The combined companies currently manage approximately $788 million in receivables and have annual placements of approximately $429 million. The combined companies have a total of approximately 300 employees in four facilities in Southern California, Las Vegas, and Hawaii.

RevCare also announces that Gary Burdick has joined the company's management team as Executive Vice President and Chief Operating Officer. Mr.Burdick comes with more than 25 years of experience in receivable management, particularly in services to the healthcare industry. Mr. Burdick last served as the Regional Vice President of Medaphis Corp. where he was instrumental in managing the integration of the operations, sales and service of the companies acquired in the western region. Mr. Burdick also held various management and leadership positions in leading receivable management companies including Payco, Nationwide Credit and Equifax. "We are excited to have Gary join our team. His talents and experience will definitely play a major role in our quest to be a leader in this industry," says Manny Occiano.

"I am very excited to join the RevCare Team," stated Mr. Burdick. "I believe the initial acquisitions we have made will allow us to provide a wide range of services to the healthcare industry. RevCare, unlike many of our major competitors, plans to focus on meeting the ever-changing needs of the healthcare industry. Our role will be to work closely with our clients and other industry leaders in designing services and tools needed in this new millennium."

Statements made in this press release, other than financial results, are forward looking statements as defined by the Private Litigation Reform Act of 1995. These statements express the current beliefs and expectations of management regarding future results and performance, but are subject to a number of known and unknown risks that cause actual results to differ materially from those projected or implied in forward-looking statements. These include RevCare's ability to integrate the acquired companies, its ability to secure new customers and maintain its and the acquired companies' current customer base, the level of overall growth in the receivable management industry and the impact of increased competition; as well as other risks detailed in RevCare's filings with the Securities and Exchange Commission. RevCare does not undertake to update the disclosures contained in this press release.